Exhibit 2.1

PLAN OF CONVERSION

Converting

DiCE Molecules Holdings, LLC

(a Delaware limited liability company)

into

DiCE Therapeutics, Inc.

(a Delaware corporation)

THIS PLAN OF CONVERSION (this “Plan”), dated as of [ ], 2021, is hereby adopted and approved by DiCE Molecules Holdings, LLC, a Delaware limited liability company (the “LLC”), in order to set forth the terms, conditions and procedures governing the conversion of the LLC into a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (as amended, the “LLC Act”) and Section 265 of the Delaware General Corporation Law (as amended, the “DGCL”).

WHEREAS, the LLC is a limited liability company formed and existing under the laws of the State of Delaware and is operating under the Fourth Amended and Restated Limited Liability Company Agreement, dated as of December 18, 2020, as amended from time to time (the “LLC Agreement”), by and among the LLC and the Members (as defined in the LLC Agreement, the “Members”);

WHEREAS, the Board (as defined in the LLC Agreement) and the Members have determined that it is in the best interests of the LLC for the LLC to convert into a Delaware corporation pursuant to Section 18-216 of the LLC Act and Section 265 of the DGCL upon the terms and conditions and in accordance with the procedures set forth herein, and the Board and the Members have authorized and approved the Conversion (as defined below) and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith;

WHEREAS, the Conversion is intended to facilitate the initial public offering of Common Stock (as defined below) (the “Initial Public Offering”) pursuant to the registration statement on Form S-1 (the “Registration Statement”) filed by the LLC with the Securities and Exchange Commission; and

WHEREAS, pursuant to Section 9(c) of the LLC Agreement, upon the approval of the Board (including the Requisite Investor Managers (as defined in the LLC Agreement)) and the Unitholder Majority (as defined in the LLC Agreement), the Board shall have authority to convert the LLC into a corporation.

NOW, THEREFORE, the LLC does hereby adopt this Plan to effectuate the conversion of the LLC into a Delaware corporation as follows:

1.Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the LLC Act and the DGCL, including, without limitation, Section 18-216 of the LLC Act and Section 265 of the DGCL, respectively, the LLC shall convert (referred to herein as the “Conversion”) into a Delaware corporation named “DiCE Therapeutics, Inc.” (referred to herein as the “Corporation”) at the Effective Time (as defined below). The Corporation shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Corporation shall be deemed to have commenced on the date the LLC commenced (or is deemed to have commenced) its existence. The Conversion shall not affect any obligations or liabilities of the LLC incurred prior to the Effective Time. The LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of the LLC and shall constitute a continuation of the existence of the LLC in the form of a Delaware corporation. Upon the Effective Time, all of the rights, privileges and powers of the LLC, and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall be vested in the Corporation and shall thereafter be the property of the Corporation as they were of the LLC, and all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall thereafter attach to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

2.Certificate of Conversion; Certificate of Incorporation; Effective Time. Upon approval of the Board (including the Requisite Investor Managers) and the Unitholder Majority, this Plan and the Conversion shall be effected by the filing with the Secretary of State of Delaware of: (a) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and (b) a duly executed Certificate of Incorporation of the Corporation, in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). Subject to the foregoing, the Conversion shall be effective immediately upon the filing of (i) the Certificate of Conversion and (ii) the Certificate of Incorporation with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”), which time shall occur prior to the effectiveness of the Registration Statement.

3.Termination of LLC Agreement; Bylaws and Rights Agreement of the Corporation. From and after the Effective Time, the LLC Agreement shall terminate and no longer govern the affairs of the Corporation, but instead the affairs of the Corporation shall be conducted under the Bylaws of the Corporation, substantially in the form of Exhibit C attached hereto (the “Bylaws”), and the Certificate of Incorporation. Notwithstanding the foregoing, Sections 3(a)(i), 9(a) and 9(b) of the LLC Agreement shall survive the Conversion and the Effective Time and shall continue apply to the Corporation in all respects, mutatis mutandis, but shall terminate and expire immediately prior to the closing of the Initial Public Offering. Notwithstanding the foregoing, those certain Amended and Restated Investors’ Rights Agreement, Amended and Restated Right of First Refusal and Co-Sale Agreement, and Amended and Restated Voting Agreement, each dated as of December 18, 2020, by and among the Corporation and certain members thereto, shall survive the Conversion and the Effective Time and shall continue apply to the Corporation in all respects, mutatis mutandis.

4.Directors and Officers. The directors and officers of the Corporation immediately after the Effective Time shall be those individuals who are set forth on Exhibit D attached hereto. The LLC and, after the Effective Time, the Corporation and its Board of Directors shall take such actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

5.Effect of the Conversion on the Outstanding Securities of the LLC.

(a)Conversion of Outstanding Securities. All of the securities of the LLC outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Conversion and without any action on the part of any shareholder, be canceled and extinguished and converted into the right to receive common stock, par value $0.0001 per share, of the Corporation (“Common Stock”), or Preferred Stock (as defined below), as specified in this Section 5. Upon issuance pursuant to the Conversion, all shares of Common Stock and Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the LLC, the Corporation or any holder of Units (as defined in the LLC Agreement, the “Units”):

(i)	each outstanding Common Unit (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into one share of Common Stock;

(ii)

each outstanding Series A-1 Preferred Unit (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into one share of Series A-1 Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A-1 Preferred Stock”);

(iii)

each outstanding Series A-2 Preferred Unit (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into one share of Series A-2 Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A-2 Preferred Stock”);

(iv)

each outstanding Series B Preferred Unit (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into one share of Series B Preferred Stock, par value $0.0001 per share, of the Corporation;

(v)

each outstanding Series C Preferred Unit (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into one share of Series C Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series C Preferred Stock”);

(vi)

each outstanding Series C-1 Preferred Unit (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into one share of Series C-1 Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series C-1 Preferred Stock” and, together with the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”); and

(vii)

each outstanding Profits Interest (as defined in the LLC Agreement) immediately prior to the Effective Time shall, by reason of the Conversion, be converted into a number of shares of Common Stock, rounded down to the nearest whole share of Common Stock, based on a ratio calculated using (i) the offering price per share of the Common Stock established by the pricing committee of the Board for purposes of the Initial Public Offering occurring on the date of the Conversion (the “Price”) and (ii) the Profits Interest Threshold Amount (as defined in the LLC Agreement) applicable to such Profits Interest, with such ratio being equal to (Price - Profits Interest Threshold Amount) / (Price).

For clarity, the conversion ratio described in the foregoing sentence is intended to cause each holder of an outstanding Profits Interest to receive, in connection with the Conversion, a number of shares of Common Stock equal to the number of shares such holder would receive if the LLC were liquidated for an aggregate value equal to the LLC’s equity value (determined with reference to the Price) and the proceeds of such liquidation were distributed in the form of shares of Common Stock in accordance with Section_6 of the LLC Agreement.

To the extent that any Profits Interest converted into Common Stock pursuant to this paragraph (v) was subject to vesting, such Common Stock shall be subject to the same vesting conditions as were applicable to the Profits Interest prior to the conversion.

(vi)

the Company’s 2014 Equity Incentive Plan will be terminated immediately prior to the Effective Time and the Company will adopt, effective immediately prior to the Effective Time, a new [2021 Equity Incentive Plan] and [2021 Employee Stock Purchase Plan] as set forth on Exhibit E and Exhibit F, respectively.

(b)Issuance of Stock Certificates. If the shares of Preferred Stock and Common Stock of the Corporation are to be certificated, then, promptly following the Effective Time, the Corporation shall deliver to each record holder of Preferred Stock and Common Stock a certificate (which may be in electronic form) representing that number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Common Stock, as applicable, into which his, her or its Units were converted pursuant to the Conversion and the provisions of this Section 5. Each certificate, instrument or book entry representing shares of Common Stock and Preferred Stock shall be notated with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Such restrictive legend shall be removed in connection with (i) any transfer to the public in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”)); (ii) any transfer pursuant to an effective registration statement under the 1933 Act; or (iii) any transfer in connection with which the transferring stockholder delivers to the Corporation an opinion of counsel reasonably acceptable to the Corporation to the effect that the transferee would be entitled to transfer such securities in a public sale without registration under the 1933 Act.

(c)No Further Ownership Rights in the Units. All shares of Preferred Stock and Common Stock issued in exchange for Units pursuant to the Conversion in accordance with the terms of this Section 5 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Units. Immediately following the Effective Time, Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of any Units immediately prior to the Effective Time shall cease to have any rights with respect thereto. Notwithstanding the foregoing, the vesting schedule and other restrictions applicable to Profits Interests issued pursuant to the 2014 Equity Incentive Plan and a Unit Grant Agreement (as defined in the 2014 Equity Incentive Plan) issued thereunder prior to the Effective Time shall continue to apply to shares of Common Stock issued in exchange for such Profits Interests following the Effective Time (except, in the case of certain employees, any restrictions relating to continued employment), and each holder of Profits Interests shall enter into a Restricted Stock Agreement that reflects such vesting schedule and restrictions.

(d)Transfer Books. At the Effective Time, there shall be no further registration of transfers on the transfer books of the LLC of any Units that were outstanding immediately prior to the Effective Time.

(e)Fractional Shares. The Corporation shall not issue fractional shares with respect to the Conversion. Any fractional share of Common Stock that would otherwise be issued as a result of the Conversion will be rounded down to the nearest whole share of Common Stock.

(f)Structure. The Conversion has been structured to be treated, for U.S. federal income tax purposes, as a transaction and an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, in accordance with and as described in Revenue Ruling 2004-59, 2004-24 I.R.B. 1050, issued by the United States Internal Revenue Service.

6.Approvals. On or prior to the date hereof, the Board has approved this Plan through execution and delivery of a Unanimous Written Consent of the Board (including the Requisite Investor Managers) and the Unitholder Majority has approved this Plan through delivery of a Written Consent of Members.

7.Licenses, Permits, Titled Property, Etc. If and when applicable, following the Effective Time, the Corporation shall apply for new state tax identification numbers, qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal and intangible property of the LLC which was titled or registered in the name of the LLC shall be re-titled or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies). In addition, following the Effective Time, the LLC’s customer, vendor and other communications (e.g., business cards, letterhead, websites, etc.) shall be revised to reflect the Conversion and the Corporation’s corporate status.

8.Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan, the Corporation and its proper officers and directors (or their designees) are hereby authorized to solicit in the name of the LLC any third-party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the LLC, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry out the purposes of this Plan.

9-.Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, following the Effective Time, by the Board of Directors of the Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any managers or officers of the LLC or any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board, the Members or the Board of Directors of the Corporation, as applicable, at any time and from time to time, may terminate, amend or modify this Plan.

The Conversion may be abandoned at any time prior to the Effective Time by the Corporation upon approval of the Board. If the closing of the Initial Public Offering does not occur within fifteen (15) days after the effectiveness of the Registration Statement (the “Closing Period”), then, unless the holders of (i) a majority of the Common Stock and the Preferred Stock and (ii) a majority of the Preferred Stock, in each case, issued upon the conversion of the Units pursuant to Section 5(a) of this Plan and voting together as a single class on an as-converted basis elect otherwise, the Board of Directors of the Corporation shall take, as promptly as practicable after the expiration of the Closing Period, all necessary action to rescind the Conversion to the fullest extent permitted by applicable law causing the Corporation to convert back to a limited liability company and reinstate the LLC Agreement and all of the relative equity interests and other rights, preferences and privileges of all parties thereunder as existed immediately prior to the Effective Time.

10. Third-Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

11. Intended Tax Treatment. The Conversion is intended to be treated as an “assets-over” incorporation, as described in IRS Revenue Ruling 84-111, Situation 1, that constitutes a tax-free exchange governed under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and, as to the deemed transfer of shares of in [DiCE Molecules SV Inc] and [DiCE Alpha] to DiCE Therapeutics, Inc., tax-free reorganizations within the meaning of Section 368(a)(1)(B) of the Code. This Plan is adopted as a “plan of reorganization” within the meaning of Section 368(b) of the Code (and the regulations thereunder).

12.Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

13.Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

DICE MOLECULES HOLDINGS, LLC

By:
Kevin Judice
Chief Executive Officer

Exhibit A

Certificate of Conversion

(attached)

Exhibit B

Certificate of Incorporation

Certificate of Incorporation in the form filed with the Registration Statement

Exhibit C

Bylaws

Bylaws in the form filed with the Registration Statement

Exhibit D

Board of Directors of the Corporation

Kevin Judice

Jim Scopa

Shaan Gandhi

Stephen Zachary

Sharon Tetlow

Richard Scheller

Jake Simson

Officers of the Corporation

Kevin Judice, Chief Executive Officer

Scott Robertson, Chief Financial and Business Officer, Secretary

Exhibit E

2021 Equity Incentive Plan

Exhibit F

2021 Employee Stock Purchase Plan